                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           EQUITABLE RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF ERI]
                                                     Equitable Resources, Inc.
                                                     420 Boulevard of the Allies
                                                     Pittsburgh, PA  15219




                    Notice of Annual Meeting of Shareholders

                            To Be Held May 23, 1997


   The Annual Meeting of Shareholders of Equitable Resources, Inc. will be held on Friday, May 23, 1997, at 10 a.m., Eastern Daylight Time, in the Union Trust Building at Two Mellon Bank Center, 10th Floor, 501 Grant Street, Pittsburgh, Pennsylvania, for the following purposes:

   (1) To elect three directors, each to serve for a term of three years.

   (2) To ratify the appointment of the firm of Ernst & Young LLP as independent auditors for the year 1997.

   (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 1, 1997, as the record date for determining shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

   If you plan to attend the meeting, please complete and return the form which is attached to the proxy card. An admission card will be mailed to you prior to the meeting. Presentation of the admission card upon arrival will expedite registration.


                                  By Order of the Board of Directors


                                         /s/ AUDREY C. MOELLER
                                           AUDREY C. MOELLER
                                Vice President and Corporate Secretary


April 9, 1997


                 YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND
                 ----------------------------------------------
                  MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE
                  -------------------------------------------

                                PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Equitable Resources, Inc. (the "Company" or "ERI") for use at the Annual Meeting of Shareholders of the Company on Friday, May 23, 1997, and at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked at any time by written or oral notice to the Corporate Secretary prior to exercise of the proxy. The shares represented by the proxy will be voted in accordance with the specification made. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals presented to shareholders. This proxy statement and accompanying proxy will be mailed to holders of common stock on or about April 9, 1997.

                       VOTING SECURITIES AND RECORD DATE


   Shareholders of record at the close of business on April 1, 1997, are entitled to notice of and to vote at the Annual Meeting. As of that date, 35,519,102 shares of common stock were outstanding and entitled to be voted. Treasury shares are not included in the total. Record holders are entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting and have cumulative voting rights in the election of directors.

   If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of shares in the participant's dividend reinvestment account on the record date, as well as shares registered in the participant's name. Employees holding Company stock in the Employee Savings Plan, the Employee Savings and Protection Plan, and/or the Employee Stock Purchase Plan will receive separate proxy cards and their votes will be cast by the Trustee or Administrator of said Plans, in accordance with the instructions on the returned proxy cards.

   Except as set forth below, the Company does not know of any holder who has or shares voting or investment power over more than 5% of the Company's common stock.

                                                       Shares                                  Percent of
                                                    Beneficially                              Common Stock
            Name and Address                           Owned                                   Outstanding
            ----------------                        ------------                              ------------
Wellington Management Company, LLP                  3,786,250/1/                                  10.66%
75 State Street
Boston, MA  02109
State Farm Mutual Automobile Insurance              2,132,450/2/                                   6.00%
 Company
One State Farm Plaza
Bloomington, IL  61710

/1/ This information is based on a Schedule 13G for the year ended December 31, 1996, filed with the Securities and Exchange Commission, reporting that Wellington Management Company, LLP and its related entities has shared voting power over 1,130,550 shares and shared dispositive power over 3,786,250 shares.

/2/ This information is based on a Schedule 13G for the year ended December 31, 1996, filed with the Securities and Exchange Commission, reporting that State Farm Mutual Automobile Insurance Company and its related entities has sole voting and dispositive power over 2,132,450 shares.

   As of April 1, 1997, no nominee, director or officer beneficially owned more than .62% of the outstanding shares of the Company's common stock and all nominees, directors and officers as a group beneficially owned approximately 1.15% of such shares. In computing the percentage ownership for each individual and all nominees, directors and officers as a group, the shares subject to acquisition within 60 days by the particular individual and group are deemed outstanding.


                                   ITEM NO. 1
                             ELECTION OF DIRECTORS


   Pursuant to the Company's Articles, the Board of Directors is divided into three classes and the term of one class expires each year. At the Annual Meeting, three nominees will stand for election. The terms of E. Lawrence Keyes, Jr., Thomas A. McConomy and Malcolm M. Prine as Directors expire at the Annual Meeting. All nominees were previously elected by the shareholders.

   To be eligible for election as directors, persons nominated other than by the Board of Directors must be nominated in accordance with the procedures set forth in the By-Laws which require that notice be received by the Corporate Secretary at least 60 days, but not more than 90 days, prior to the date of the Annual Meeting, containing certain information regarding the person or persons to be nominated and the shareholder giving such notice.

   Record holders of common stock have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each record shareholder to as many votes as shall equal the number of whole shares held by such shareholder multiplied by the number of directors to be elected, and each such shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such shareholder sees fit. The nominees receiving the highest number of votes are elected.

   Unless authority to do so is withheld by the shareholder, it is intended that the proxies solicited by the Board of Directors will be voted for the nominees named. Unless otherwise indicated on the proxy by the shareholder, the votes represented by any proxy may be cumulated and voted at the discretion of the persons named as proxies in favor of any one or more of the nominees. The effect of cumulation and voting in accordance with this discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for individual nominees because the persons named as proxies will be able to allocate the votes of shareholders who have not withheld authority to vote in any manner they determine among the nominees. If any of the nominees becomes unavailable for election for any reason, the persons named as proxies in the accompanying proxy intend to vote for such substitute nominees as the Board may propose, unless the Board adopts a resolution reducing the number of directors.

   The information set forth below is given as of April 1, 1997. Each nominee for election at this meeting and each director continuing in office has had the same principal occupation during the past five years unless otherwise indicated. Each individual has sole voting power and sole investment power with respect to the shares shown, except as indicated in the footnotes below.

     CLASS II NOMINEES FOR ELECTION AS DIRECTORS WITH TERM EXPIRING IN 2000

[PHOTO OF E.       E. LAWRENCE KEYES, JR.   Age 67  Director since May 1988
LAWRENCE KEYES,
JR.]               Partner, The Fortune Group since January 1987 (management
                   consulting firm).  Also a director of Laclede Steel Company.

                   Chairman of the Compensation Committee and a member of the Pension Trust Investment Committee.

                   Shares owned:  1,200


[PHOTO OF THOMAS   THOMAS A. McCONOMY     Age 63  Director since May 1991
A. McCONOMY]
                   Chairman of the Board and retired President and Chief
                   Executive Officer of Calgon Carbon Corporation (manufactures and markets activated carbon and related products and services); President and Chief Executive Officer of Calgon
                   Carbon Corporation through June 1994.

                   Chairman of the Corporate Governance Committee and a member of the Audit and Compensation Committees.

                   Shares owned:  1,200 (a)


[PHOTO OF MALCOLM  MALCOLM M. PRINE       Age 68  Director since May 1982
M. PRINE]
                   Chairman of the Board, Core Materials Corp. (manufacturer of plastics moulding) since January 1997; President, Malcar,
                   Inc. (housing business) since January 1990; Chairman and
                   Chief Executive Officer of Bundy Industries, Inc., December
                   1989 through August 1995. Also a director of Core Materials
                   Corp. and Pennsylvania Capital Bank.

                   Chairman of the Audit Committee and a member of the Corporate Governance and Executive Committees.

                   Shares owned:  1,701


                CLASS III DIRECTORS WITH TERMS EXPIRING IN 1998

[PHOTO OF          FREDERICK H. ABREW     Age 59  Director since December 1988
FREDERICK H.
ABREW]             President and Chief Executive Officer of the Company since
                   January 1995; President and Chief Operating Officer of the
                   Company, December 1993 through December 1994; Executive Vice
                   President and Chief Operating Officer, June 1992 until
                   December 1993; Executive Vice President, June 1991 through
                   May 1992.

                   Member of the Corporate Governance and Executive Committees.

                   Shares owned:  108,508 (b)

[PHOTO OF PAUL     PAUL CHRISTIANO, Ph. D.   Age 54  Director since May 1996
CHRISTIANO]
                   Provost of Carnegie Mellon University (private co-educational research university) since July 1991; Dean of Engineering, Carnegie Mellon University, January 1989 through June 1991.

                   Member of the Audit and Pension Trust Investment Committees.

                   Shares Owned:  206


[PHOTO OF DONALD   DONALD I. MORITZ       Age 69  Director since June 1972
I. MORITZ]
                   Chairman of the Executive Committee of the Board of Directors; retired Chairman and Chief Executive Officer of the Company; Chairman and Chief Executive Officer of the
                   Company, December 1993 through December 1994; President and
                   Chief Executive Officer, August 1978 through December 1993.
                   Also a director of PNC Bank Corp.

                   Chairman of the Executive Committee and a member of the Corporate Governance and Pension Trust Investment Committees.

                   Shares owned:  223,292 (a) (b) (c)


[PHOTO OF J.       J. MICHAEL TALBERT     Age 50  Director since May 1995
MICHAEL TALBERT
                   Chairman and Chief Executive Officer of Transocean Offshore
                   Inc. (owns and operates offshore drilling rigs) since
                   September 1994; President and Chief Executive Officer, Lone
                   Star Gas Company, January 1991 through August 1994. Also a director of Transocean Offshore Inc.

                   Member of the Compensation, Corporate Governance and Executive Committees.

                   Shares owned:  1,000


                 CLASS I DIRECTORS WITH TERMS EXPIRING IN 1999

[PHOTO OF JAMES    JAMES E. ROHR     Age 48       Director since May 1996
E. ROHR]
                   President of PNC Bank Corp. (financial services) since
                   January 1992; President and Chief Executive Officer of PNC
                   Bank, N.A. since April 1988. Also a director of Allegheny
                   Teledyne, Inc., PNC Bank Corp. and Student Loan Marketing
                   Association.

                   Member of the Compensation and Executive Committees.

                   Shares Owned:  3,500

[PHOTO OF PHYLLIS  PHYLLIS A. SAVILL, Ed. D  Age 50  Director since May 1996
A. SAVILL]
                   Senior Vice President - Health Care Services, Intracoastal Health Systems, Inc. (integrated health care delivery system) since April 1995; Vice President - Human Resources, Inova Health System, October 1992 to March 1995; Vice President - Administration, Bay State Health Care, September 1988 through September 1992.

                   Member of the Audit and Compensation Committees.

                   Shares Owned:  200


[PHOTO OF DAVID    DAVID S. SHAPIRA       Age 55  Director since May 1987
S. SHAPIRA]
                   Chairman and Chief Executive Officer of Giant Eagle, Inc.
                   (retail grocery store chain) since February 1994; Chief
                   Executive Officer of Giant Eagle, April 1992 to February
                   1994; President and Chief Executive Officer of Giant Eagle,
                   Inc., 1980 to April 1992; Chairman of the Board of Phar-Mor,
                   Inc. (retail chain of general merchandise and variety stores), February 1993 to September 11, 1995, Chief Executive
                   Officer of Phar-Mor, Inc., March 1984 to February 1993. Also a director of Action Industries, Inc. and Mellon Bank
                   Corporation.

                   Chairman of the Pension Trust Investment Committee and a member of the Audit and Corporate Governance Committees.

                   Shares owned:  1,575 (d)


All nominees, directors and officers (including those named above) 411,649 shares (a) (b) (c) (d) (e) (f)

_____________________________

(a) Includes shares held jointly with spouse as to which voting power and investment power are shared.

(b) Includes the following shares which may be acquired within 60 days of April 1, 1997, through the exercise of stock options: Mr. Abrew--92,400 shares; Mr. Moritz--135,000 shares; and all nominees, directors and officers as a group, including such persons--259,800 shares.

(c) Does not include 1,350 shares owned by Mr. Moritz's wife as to which he disclaims beneficial ownership.

(d) Shares are held in a trust of which Mr. Shapira is a co-trustee and has a beneficial interest and shares voting and investment power.

(e) Includes shares allocated under the Company's Employee Savings Plan as to which the individual has sole voting power only: all nominees, directors and officers as a group--2,690 shares.

(f) Includes shares allocated under the Company's Employee Stock Purchase Plan as to which the individual has sole voting power only: all nominees, directors and officers as a group--1,822 shares.

Board of Directors and its Committees

   The Board of Directors held six regular meetings and three special meetings during 1996. The standing committees of the Board are the Audit, Compensation, Corporate Governance, Executive, and Pension Trust Investment Committees. The Environmental Committee and the Finance Committee were disbanded on May 23, 1996. The duties of the former Committees will be the responsibility of the Audit and Executive Committees, respectively. All directors with the exception of Dr. Christiano and Mr. Prine attended at least 75% of Board and Committee meetings. During 1996, attendance of the directors at Board and Committee meetings averaged 92%.

   The Audit Committee consists of five non-employee directors. It reviews the annual financial statements of the Company, examines and considers the scope and adequacy of audits performed by the independent auditors and the Company's internal auditing staff, as well as other financial affairs of the Company; recommends to the Board of Directors an independent auditing firm to audit the Company's financial statements; reviews the adequacy of internal controls and management's implementation of recommendations made by the independent auditors and by the internal auditors with respect to their audit activities; and approves fees charged by the independent auditors. It also reviews environmental matters, audits and compliance programs and monitors the overall environmental strategy of the Company. The Committee held four meetings in 1996.

   The Compensation Committee consists of five non-employee directors. It reviews the salaries of all executive officers and makes recommendations to the Board of Directors for its approval. It also administers the Company's Supplemental Executive Retirement Plan, the Key Employee Restricted Stock Option and Stock Appreciation Rights Incentive Compensation Plan, the Short-Term Incentive Compensation Plan, the Long-Term Incentive Plan and the Non-Employee Directors' Stock Incentive Plan. It addresses, recommends and approves any other compensation and benefits issues which apply to the officers of the Company, including perquisites that require Board approval. The Committee held seven meetings in 1996.

   The Corporate Governance Committee consists of five non-employee directors and one employee director. The Committee is responsible for recommending to the Board of Directors persons to be nominated for election as Directors of the Company and monitoring and recommending enhancements to the Company's corporate governance framework, particularly with respect to the structure, processes, and proceedings of the Board of Directors. In performing the nominating function, the Committee attempts to locate candidates for Board membership who have attained a prominent position in their field of endeavor and whose backgrounds indicate that they have broad knowledge and experience and the ability to exercise sound business judgment. The Committee will consider nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Corporate Secretary. The Committee is also responsible for recommending the level of compensation and other fringe benefits for the Directors. The Committee held five meetings in 1996.

   The Executive Committee consists of four non-employee directors and one employee director. It examines proposed acquisitions and similar new ventures and advises management with regard to the expansion or disposition of the Company's businesses through mergers, acquisitions, sales and similar transactions. It also reviews and makes recommendations to the Board with respect to the Company's financial policies and condition, its dividend policies, bank credit arrangements, financing investments and other financial matters. The Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law. The Committee held five meetings in 1996.

   The Pension Trust Investment Committee consists of four non-employee directors. Its function is to monitor the investment performance of those designated to manage the investment of the assets of the Company-maintained pension plans; establish broad investment policy or objectives; and select investment fund managers. The Committee held three meetings in 1996.

Directors' Compensation and Retirement Program

   Directors who are not officers of the Company receive (i) an annual retainer of $24,000 payable quarterly; (ii) a fee of $1,000 for each Board meeting attended; (iii) a fee of $1,000 for each Committee meeting attended; and (iv) a fee of $500 for telephonic participation in a meeting. Under a deferred compensation plan for non-employee directors, these fees may be deferred until termination of services as a director or such earlier time as the director may elect.

   All non-employee directors who have reached age 58 at the date of retirement as a director with at least 60 months of service as a director qualify for benefits under a retirement program for the directors. A qualified director who retires as a director after reaching age 72 with at least 60 months of service, or retires prior to age 72 with at least 120 months of service, is entitled to receive a benefit equal to the quarterly retainer for 40 quarters or until death, whichever occurs first. A qualified director who retires as a director prior to age 72 with less than 120 months of service is entitled to receive a benefit payable for 40 quarters or until death, whichever occurs first, equal to 50% of the quarterly retainer, plus 10% for each additional 12 months of service in excess of 60 months.

   In recognition of services rendered by non-employee directors and in furtherance of its community support, the Company uses a life insurance program to fund contributions to qualified organizations upon the death of a director. Each participating director is insured for $500,000 under policies owned by the Company. Where possible, policies are written on two directors' lives, with $500,000 payable at each death. The program restricts bequests to civic, charitable and educational organizations with emphasis on those in the Company's operating/service areas. New directors will qualify for participation after serving on the Board for thirty-six months. The cost of the program is nominal.

   Under the terms of the Non-Employee Directors' Stock Incentive Plan, on June 1 of each year each non-employee director is granted an option to purchase 500 shares of the Company's common stock at an exercise price which is 100% of the fair market value of a share on the date of such grant. The option is exercisable upon the earlier of three years from the date of grant or upon termination of service as a director by reason of retirement, disability or death. Newly elected directors, on the first day of June following their election, shall automatically be granted an initial option grant for 2,500 shares of the Company's common stock at an exercise price of 100% of the market value of a share on the grant date, in addition to receiving the annual option grant for 500 shares which all non-employee directors automatically receive on June 1 of each year.

Certain Relationships and Related Transactions

   One of the Company's subsidiaries, 420 Energy Investments, Inc. ("420"), entered into a Master Lease Agreement with PNC Leasing Corp. ("PNC") dated December 23, 1996, under which 420 is leasing from PNC a corporate jet aircraft for the period commencing on December 23, 1996 and continuing through December 23, 2006. The total rental payments for this ten-year period are $17,494,585. Mr. James E. Rohr is President of PNC Bank Corp., the parent of PNC Leasing Corp.

Involvement in Certain Legal Proceedings

   On August 17, 1992, voluntary petitions pursuant to Chapter 11 of the U.S. Bankruptcy Code were filed by Phar-Mor, Inc. and fifteen of its related entities. Mr. Shapira was the Chief Executive Officer of Phar-Mor, Inc. at that time and Chief Executive Officer of Phar-Mor Real Estate, Inc., one of the affiliated entities which filed bankruptcy. Mr. Shapira resigned as Chairman of the Board of Phar-Mor, Inc. on September 11, 1995, the date the bankruptcies were settled.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company at the end of the last completed fiscal year:


                           SUMMARY COMPENSATION TABLE


                                                                               Long Term
                                             Annual Compensation          Compensation Awards
---------------------------------------------------------------------------------------------------------------
                                                                  Other
                                                                  Annual                              All Other
         Name and                      Salary    Bonus/1/      Compensation       Options/SARs     Compensation/2/
    Principal Position          Year    ($)        ($)              ($)                (#)               ($)
------------------------------------------------------------------------------------------------------------------
Frederick H. Abrew              1996  450,000    270,000            893                 0/0            21,673
------------------------------------------------------------------------------------------------------------------
Director, President and         1995  440,835          0            137           150,000/0
------------------------------------------------------------------------------------------------------------------
Chief Executive Officer         1994  347,169          0            211            60,000/0
------------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.             1996  207,004    115,000              0                 0/0             9,365
------------------------------------------------------------------------------------------------------------------
Senior Vice  President          1995  196,254          0              0            50,000/0
------------------------------------------------------------------------------------------------------------------
                                1994  178,504          0              0            13,500/0
------------------------------------------------------------------------------------------------------------------
A. Mark Abramovic               1996  200,754     77,000              0                 0/0             6,394
------------------------------------------------------------------------------------------------------------------
Senior Vice President and       1995  172,504          0              0            50,000/0
------------------------------------------------------------------------------------------------------------------
Chief Financial Officer         1994  115,957          0              0             3,300/0
------------------------------------------------------------------------------------------------------------------
Gregory R. Spencer*             1996  156,600     95,000              0            17,400/0             5,304
------------------------------------------------------------------------------------------------------------------
Senior Vice President and       1995  139,000          0              0            24,000/0
------------------------------------------------------------------------------------------------------------------
Chief Administrative Officer    1994   30,381          0              0                 0/0
------------------------------------------------------------------------------------------------------------------
R. Gerald Bennett**             1996  140,000     91,000              0            33,400/0             1,800
------------------------------------------------------------------------------------------------------------------
Senior Vice President           1995
------------------------------------------------------------------------------------------------------------------
                                1994
------------------------------------------------------------------------------------------------------------------

  * Mr. Spencer became an executive officer of the Company on October 10, 1994. ** Mr. Bennett became an executive officer of the Company on June 1, 1996.
_____________________________

/1/ Paid under the Company's Short-Term Incentive Compensation Plan. Included in the amount for Mr. Bennett is a $36,000 bonus paid upon commencement of his employment with the Company.

/2/ Includes the term insurance benefit and interest on cumulative Company funds used to pay the remaining premium for split-dollar life insurance policies (each based on applicable Internal Revenue Service rates); and matching contributions to the Company's Employee Savings Plan, as follows:



                         Term                  Savings Plan
                       Insurance  Interest     Contribution
                       ---------  --------     ------------
Frederick H. Abrew          $597   $16,326        $4,750
John C. Gongas, Jr.           97     5,783         3,485
A. Mark Abramovic             64     1,580         4,750
Gregory R. Spencer            55       551         4,698
R. Gerald Bennett              0         0         1,800

                           OPTIONS/SAR GRANTS IN 1996

                                     Individual Grants
-----------------------------------------------------------------------------------      Potential Realizable
                                           Percent of Total                                Value at Assumed
                                             Options/SARs                                Annual Rates of Stock
                                              Granted to    Exercise or                 Price Appreciation for a
                           Options/SARs       Employees     Base Price   Expiration     Ten-Year Option Term /3/
Name                        Granted /1/        In 1996      Per Share    Date/2/          5%           10%
-----------------------------------------------------------------------------------------------------------------
Frederick H. Abrew            None
-----------------------------------------------------------------------------------------------------------------
John C. Gongas, Jr.           None
-----------------------------------------------------------------------------------------------------------------
A. Mark Abramovic             None
-----------------------------------------------------------------------------------------------------------------
Gregory R. Spencer           17,400             13.88%       $27.50  July 17, 2006     $300,150    $  763,425
-----------------------------------------------------------------------------------------------------------------
R. Gerald Bennett            33,400             26.63%       $27.50  July 17, 2006     $576,150    $1,465,425
-----------------------------------------------------------------------------------------------------------------

/1/ There were no SARs granted.


/2/ If Equitable Resources, Inc. meets the total shareholders' performance criteria set, one-half of the participant's total shares are vested for each of two years after the date of the grant. More than one-half will vest if the Company exceeds the criteria. Stock which vests on a performance basis may be exercised at any time prior to July 17, 2006. Stock which does not vest on a performance basis will vest for one day at the end of the vesting period; i.e., July 21, 1998.

/3/ The option values presented were calculated based on a share price of $27.50 as of the date of grant at assumed 5% and 10% annualized rates for the term of the grant. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the model described above.



                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                      AND YEAR-END 1996 OPTION/SAR VALUES

                                                             Number of    Value of Unexercised
                                                            Unexercised       In-the-Money
                                                          Options/SARs at    Options/SARs at
                                                         Year End 1996/1/   Year-End 1996/2/
                                   Shares                       (#)                ($)
                                Acquired on     Value    ---------------- --------------------
                                  Exercise    Realized     Exercisable/         Exercisable/
        Name                        (#)          ($)       Unexercisable        Unexercisable
----------------------------------------------------------------------------------------------
Frederick H. Abrew     Options        9,000     78,705    92,400/150,000           0/168,750
                        SARs          9,000     18,405          0/0                0/0
----------------------------------------------------------------------------------------------
John C. Gongas, Jr.    Options        3,000     29,610     19,000/50,000           0/56,250
                        SARs          3,000      9,510          0/0                0/0
----------------------------------------------------------------------------------------------
A. Mark Abramovic      Option           0          0        3,300/50,000           0/56,250
                        SARs            0          0            0/0                0/0
----------------------------------------------------------------------------------------------
Gregory R. Spencer     Option           0          0          0/41,400             0/66,150
                        SARs            0          0            0/0                0/0
----------------------------------------------------------------------------------------------
R. Gerald Bennett      Option           0          0          0/33,400             0/75,150
                        SARs            0          0            0/0                0/0
----------------------------------------------------------------------------------------------

/1/ One-third of the options granted in 1994 are released from restriction at the end of each of the first three years following the date of grant. Options granted in 1995 and 1996 are exercisable to a limited extent if the Company meets the established performance criteria.

/2/ The dollar values were calculated by determining the difference between the fair market value of the underlying shares of common stock and the various applicable exercise prices of outstanding options at the end of 1996 for the named executive officers. The last reported sale price of the Company's common stock on the New York Stock Exchange on December 31, 1996 was $29.75 per share.


                   SHAREOWNER RETURN PERFORMANCE PRESENTATION


   The following graph compares the five-year cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the Value Line Investment Survey-Natural Gas (Diversified) Industry Group. The graph assumes a $100 investment made on December 31, 1991, and the reinvestment of all dividends.


                              [PERFORMANCE GRAPH]




                            1991   1992   1993   1994   1995   1996
Equitable Resources Inc.    $ 100  $ 127  $ 143  $ 110  $ 132  $ 131
S&P 500 Index               $ 100  $ 108  $ 118  $ 120  $ 165  $ 203
Value Line Peer Group       $ 100  $ 113  $ 133  $ 127  $ 175  $ 221

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


   Compensation for the executive officers of the Company is administered under the direction of the Compensation Committee of the Board (the "Committee") which currently consists of five independent directors. There are no "Compensation Committee Interlocks" or "Insider Participation" which the Securities and Exchange Commission regulations would require to be disclosed in this proxy statement. The Committee submits its recommendations for executive base salary changes to the full Board of Directors. All other components of executive compensation are acted upon by the Committee and those actions taken are reported to the Board of Directors. The Committee oversees all compensation arrangements applicable to the executive officers including base salaries, benefits, annual incentives and stock based awards.

   The following is the Compensation Committee's report, in its role as overseer of the Company's executive pay programs, on 1996 compensation practices for the executive officers of the Company.

Compensation Policies Attributable to Executive Officers

   Equitable Resources, Inc. is a fully integrated energy marketing company. It offers energy solutions to the wholesale and retail markets with innovative products and services developed through its Supply and Logistics, Utilities, and Energy Services business segments. Equitable is also engaged in the production of natural gas liquids and crude oil. A major portion of the Company's storage, transportation and distribution of natural gas is subject to rate regulation by federal and state authorities. The Company's compensation arrangements are designed to meet the requirements of each of these business segments in terms of their unique business and human resource needs and goals, while reinforcing the Company's ultimate objective of creating value for shareholders.

   In order to attract, motivate, and retain talented executives, the Company's compensation policy considers the skills, talents, and experience necessary for the successful operation and growth of each major business segment, as well as the unique risk characteristics of each segment. To support the Company's financial performance and shareholder value enhancement objectives, incentive arrangements that focus on achievement of key annual business objectives and the creation of long-term value are in place for the Company's executives.

   The Compensation Committee adheres to an executive compensation strategy as the framework for managing the compensation program for executive officers which includes the following objectives and guidelines:

   . To establish base salaries at approximately the 50/th/ percentile and potential total cash compensation at the 75/th/ percentile of two comparison groups (peer group and general industry companies of similar revenue size). Competitive practices are determined using independent industry surveys provided by compensation consultants and publicly available compensation information from peer companies.

   . To link short-term bonus compensation opportunities to the overall performance of the Company and to the individual contribution of each executive. Short-term (annual) incentives are funded when pre-established net income goals are attained. Awards are distributed to Plan participants based on achievement of corporate, unit, and individual performance goals identified annually.

   . To provide long-term reward programs that encourage share ownership by management, reinforce value creation imperatives, align management's interest to shareholder interests, and help assure retention of key executive contributors.

   The Compensation Committee believes that stock ownership by management is a crucial tool for focusing management on the enhancement of the Company's shareholder value. Thus, the Committee views stock options and other equity-related arrangements as a key element of the executive compensation program.

Base Salaries

   The executive salary structure is based upon studies prepared by independent compensation consultants, primarily using salary surveys of peer group companies, including the Company, that comprise The Value Line Investment Survey-Natural Gas (Diversified) Industry Group. This survey data is supplemented by data from the gas utility and oil/gas exploration and production industries, as well as data from major Pittsburgh-based corporations. The base salary levels are generally targeted at the 50th percentile of the combined survey group. The consultants' study concluded that the base compensation for the executive officers of the Company was below the 50th percentile of the comparison groups.

   Individual salary increases are based primarily upon individual performance, taking into account competitive salaries. Factors included in salary increases are revenue growth, shareholder appreciation, achievement of business plan and strategy, and personal goals. Aggregate annual salary increases for executive officers are based on factors such as the Company's overall financial performance, which includes comparison to the same peer group of companies referred to above, and overall shareholder returns adjusted for the Company's size relative to its peers. General economic conditions and marketplace compensation trends are also considered. Independent compensation consultants assist in the evaluation of the marketplace compensation trends.

   Pursuant to these guidelines, annual salaries of the named executive officers in the Summary Compensation Table on page 8 increased at the following rates:
Frederick H. Abrew, 9.6%; John C. Gongas, Jr., 6.0%; A. Mark Abramovic, 14.6%; Gregory R. Spencer, 15.0%; and R. Gerald Bennett, 0% (hired in 1996). The increases in 1996 are reflective of competitive pay practices, individual performance and the Company's 1995 earnings. Messrs. Abramovic's and Spencer's salary increases reflect increased organizational responsibility.

Annual Incentives

   The Company's Short-Term Incentive Compensation Plan is structured so that bonus payments are made when the Company has met pre-established Board approved financial goals. Once the thresholds have been met, a bonus pool is funded using a pre-established range of percentages of net income. Awards are based on market competitive bonus targets, individual performance and the amount of dollars funded into the bonus pool. Participants have individual performance goals established for their position which include financial goals, strategic initiatives, operational and organizational objectives, human resource management goals and environmental management goals as appropriate. Individual participant's bonuses can be adjusted based on corporate, unit and individual performance to a maximum of 150% of target and down to a minimum of 0% ( no award payout).

   The Committee approved the method of determining the 1996 goals for the executive officers of the Company, together with the 1996 performance measures for the business segments. They also set and approved the maximum funding levels for the Plan. The total annual funding of the Incentive Plan cannot exceed 2.5% of the Company's net income.

   Mr. Abrew was given a targeted bonus amount of 65% of his base salary. Messrs. Gongas, Abramovic, Spencer, and Bennett had annual incentive targets ranging from 40 to 50% of their base salary. Incentive awards are capped at 100% of base salary for all plan participants.

   In the event that the Company's net income does not exceed the business plan, no annual incentive payments are made. In 1995, the Company did not meet its business plan and, therefore, no bonuses were paid. The incentive threshold was exceeded in 1996 and bonus payments were made according to the provisions of the plan.

Long-Term Incentives

   The Company utilizes combined stock options/stock appreciation rights and restricted stock on a case-by-case basis to reinforce its shareholder value creation imperatives, executive retention goals, and to support management ownership as an effective means of aligning management to shareholder interests. The award of stock options and/or restricted stock under the Company's 1994 Long-Term Incentive Plan is based on the overall financial performance of the Company and the individual performance of the participant. Among the individual factors considered are managerial ability, individual performance, succession planning, and executive development. Stock based awards have been made without regard to the size of prior grants or the amount of stock held by employees to whom such awards were made.

   During 1996, the Committee approved stock option awards to certain new hires and senior level employees promoted into positions with increased responsibility. The awards were based on the 50th percentile level of long-term incentive opportunities for the same peer group of companies previously referred to for executive officers' compensation. The Committee determined the level of the stock options awarded using the Black-Scholes option pricing model.

   A performance measure was established relative to the vesting of all options under this award. These awards will vest in accordance with a formula tied to the Company's total shareholder return over a three-year period (the stock's 52-week average price for the periods ending July 20, 1996, 1997 and 1998 and any dividends paid during each of those periods) relative to the Company's peer group. In the event that the employment of a Long-Term Incentive Plan participant terminates, except for reasons of death or normal retirement, all awards that have not vested are subject to forfeiture as of the effective date of termination. The Options/SAR Grants in 1996 table on page 9 shows the terms of each award. Historically, stock option grants have been the primary means of providing long-term incentive compensation to executives. Stock appreciation rights have been granted in tandem with stock options as a means of providing cash-based incentives to such executives. No restricted stock or stock appreciation rights were awarded in 1996. No options vested in 1996.

Stock Ownership Guidelines

   To promote stock ownership by management, the Committee approved personal stock ownership guidelines for executives. These guidelines require executives to purchase and hold shares of the Company's stock, the market value of which would need to be as follows: Mr. Abrew, 1 times annual salary; Messrs. Gongas, Abramovic, Spencer, and Bennett, .75 times annual salary. Other executive officers are required to acquire or hold .5 times their annual salary. Each executive has five years to meet his or her personal acquisition guidelines.

Benefits Based on Retirement or Death Under Plans

   Benefits are based on retirement or death under the Retirement Plan, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan, and the optional Split-Dollar Life Insurance Program. Estimated benefits payable under the Retirement Plans are shown in the

Pension table on page 16. Estimated benefits paid under the Split-Dollar Life Insurance Program are shown in the Summary Compensation table on page 8.

Policy Regarding Section 162(m) of the Internal Revenue Code

   In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. Based on current compensation levels of the executive officers, this deductibility limit has no impact on the Company. At such time as the Committee deems it appropriate, it will take the necessary action to insure that the deductibility of executive compensation is maximized.

Compensation of Frederick H. Abrew, Chief Executive Officer

   The basis for Mr. Abrew's 1996 base salary and annual at risk incentive, including the Committee's goals and methodology, are discussed earlier in this report. The Committee also considered the following items when evaluating Mr. Abrew's total compensation level in 1996:

   . Completed the Company's initial phase of re-engineering efforts in 1996 and exceeded business plan net income and earnings per share (EPS) targets.
     ERI had net income earnings in excess of $59 million or $1.69 EPS. The business plan target was $55 million or $1.57 EPS.

   . The Company achieved near record operating income, maintained an "A" corporate rating with rating agencies, and strengthened the Company's balance sheet by lowering the cost of debt.

   . Realigned the business units into three strategic business segments and recruited the requisite management talent including several experienced industry executives to position ERI to meet and exceed future strategic goals and operational initiatives.

   . Continued to strengthen the ERI Services business segments through strategic acquisitions. Made corporate net income targets despite start-up costs associated with ERI Services business segment. Continues to effectively position the Company to meet the challenge of deregulation by becoming a full service energy solutions provider.

   Based upon all of the information considered, the Committee believes that the component parts of Mr. Abrew's total annual compensation (base salary increase, annual incentive, and long-term incentive within the limits of the plan) portray an equitable compensation package as related to this Company's peers.

   The foregoing report has been furnished by the Compensation Committee of the Board of Directors.

                       E. Lawrence Keyes, Jr., Chairman
                              Thomas A. McConomy
                                 James E. Rohr
                               Phyllis A. Savill
                              J. Michael Talbert

Employment Contracts and Change-in-Control Arrangements

   Frederick H. Abrew is employed under an agreement with the Company dated as of March 18, 1988, amended June 1, 1989, further amended on March 15, 1996 and extended annually. Mr. Abrew is employed at present as President and Chief Executive Officer at an annual salary of $493,000, subject to annual increases at the discretion of the Board. The agreement with Mr. Abrew terminates on the date of the executive's retirement in accordance with the provisions of the Company's retirement policy as set forth in its Management Manual, unless terminated earlier under the provisions of the contract.

   The contract provides that if the Company terminates the employment of the executive (other than for cause) or reduces the executive's duties or compensation (other than for good reason), the executive will be entitled to (1) his full base salary through the date of termination at the rate in effect at the time notice of termination was given; (2) payments equivalent to the discounted value of the executive's annual salary then in effect for the duration of the contract; (3) an amount of cash equal to the value of any outstanding stock options and stock appreciation rights, which value is determined from the closing price as reported on the New York Stock Exchange on the date of termination; (4) payment of all legal fees and expenses which the executive may incur as a result of the Company's contesting the validity or enforceability of the employment contract; (5) the continuation of employee benefits for the term of the agreement; and (6) all benefits payable under the Company's Pension Plan for Salaried Employees.

   Messrs. Abramovic and Spencer have entered into agreements with the Company under which they will each receive, in addition to payments under the Company's normal severance pay plan, severance equal to twelve (12) months of their respective base salaries if their employment is terminated by the Company other than for good cause or if they resign after receiving a demotion and/or reduction in salary.

   The Committee approved Change-in-Control agreements for executive officers in 1995 and 1996. These agreements were developed to ensure that during a change-in-control situation, the interests of the shareholders are foremost on the minds of key executives. The agreements provide for the following if a change-in-control occurs followed by an involuntary or constructive termination of the covered executive within two years after the change event: base salary continuation; average incentive bonus payment earned over the past three years; immediate vesting of all unvested cash awards and stock incentives; immediate delivery of Company stock or payment of an amount equal to average grants received by the employee over the preceding five years under applicable long-term incentive plans; medical, dental, life and disability insurance; additional months of service and age credit for determining benefit amounts and early retirement reductions; outplacement assistance and legal fees in the event the contract is contested; and the executive may elect a lump sum payment or payment of benefits over the course of the agreement.

   Mr. Abrew will receive 36 months of base salary, benefits continuance and retirement plan credits and three times his average annual and long-term incentive awards under the provisions of his agreement. Messrs. Gongas, Abramovic, Spencer and Bennett will receive 24 months of base salary, benefits continuance and retirement plan credits and two times their average annual and long-term incentive awards under the provisions of their agreements. Other executive officers were given agreements which provide them with 18 months of change-in-control benefits.

Pension Plan

   The Company's pension plan covering salaried employees is a non-contributory defined benefit plan. The plan provides for pensions based upon credited years of service and average base salary during the highest paid consecutive five years during the last ten years of employment. The following table presents estimated annual retirement benefits payable upon normal retirement at age 65 and assumes a straight life annuity with no survivor option. The pension plan is a step rate plan and is integrated with social security; the estimated benefits shown do not include social security benefits.



Highest Consecutive 5-Year                   Annual Retirement Benefits
   Average Compensation                     for Credited Years of Service
---------------------------                 -----------------------------
                              15 years  20 years  25 years  30 years   35 years   40 years
                              --------  --------  --------  --------  ----------  --------
       $150,000               $ 35,259  $ 47,011  $ 58,764  $ 70,517    $ 82,270  $ 94,023
       200,000                  47,784    63,711    79,639    95,567     111,495   127,423
       250,000                  60,309    80,411   100,514   120,617     140,720   160,823
       300,000                  72,834    97,111   121,389   145,667     169,945   194,223
       350,000                  85,359   113,811   142,264   170,717     199,170   227,623
       400,000                  97,884   130,511   163,139   195,767     228,395   261,023
       450,000                 110,409   147,211   184,014   220,817     257,620   294,423
       500,000                 122,934   163,911   204,889   245,867     286,845   327,823
       550,000                 135,459   180,611   225,764   270,917     316,070   361,223

     In addition to base salary, compensation for executive officers includes bonuses paid under the Company's Short-Term Incentive Compensation Plan. The pension amounts attributable to such bonuses are funded through the Supplemental Executive Retirement Plan.

   The credited years of service as of December 31, 1996 for the persons named in the Summary Compensation Table were as follows: Mr. Abrew, 16 years; Mr. Gongas, 32 years; Mr. Abramovic, 3 years; Mr. Spencer, 2 years; and Mr. Bennett, one-half year.

   With certain exceptions, the Internal Revenue Code (the "Code") prohibits benefits based on earnings in excess of $150,000 per year and restricts to an aggregate amount of $120,000 (plus cost-of-living adjustments in each case) the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Company's Supplemental Pension Plan and Supplemental Executive Retirement Plan provide for supplemental payments to be made to salaried employees of the Company, where necessary, in amounts sufficient to maintain total benefits upon retirement which would have been provided by the pension plan had there been no such limitations.

   Effective January 1, 1997, the Company adopted a revised pension program for salaried employees. Most salaried employees, including all executive officers, will participate in a defined contribution plan pursuant to which the Company will contribute an amount equal to a percentage of each employee's base salary to an individual investment account for such employee. Benefits earned under the defined benefit plan through December 31, 1996 will, at each employee's option, either be contributed in lump sum form to such employee's individual investment account or be used to buy an individual annuity payable upon retirement to such employee.


                                   Item No. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS


   The Board of Directors, upon recommendation of the Audit Committee, has reappointed Ernst & Young LLP, certified public accountants, as auditors to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 1997. Ernst & Young, and its predecessor, have acted as auditors for the Company since 1950. Although shareholder approval is not required for the appointment of auditors, the Board of Directors believes shareholders should participate through ratification. If such ratification is not obtained, the Board will consider the appointment of other auditors for the following year.

   Representatives of Ernst & Young expect to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

   The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young.


                           1998 SHAREHOLDER PROPOSALS


   To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the 1998 Annual Meeting of Shareholders must be received by the Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219, on or before December 10, 1997.



                             ADDITIONAL INFORMATION


Other Matters

   No matters other than those set forth in the Notice of Meeting accompanying this proxy statement are expected to be presented to shareholders for action at the annual meeting. However, should other matters properly come before the meeting, the persons named in the accompanying proxy will vote in such manner as they may, in their discretion, determine.


Solicitation of Proxies

   The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company, personally or by telephone or telegraph. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of common stock held of record by such persons and will be reimbursed by the Company for their expenses. The Company may engage a professional proxy soliciting firm to solicit proxies in the same manner.


Annual Report

   A Summary Annual Report of the Company to shareholders, and a Form 10-K containing financial statements for the year ended December 31, 1996, have previously been mailed to shareholders.


                                 By Order of the Board of Directors


                                         /s/ Audrey C. Moeller
                                            AUDREY C. MOELLER
                                 Vice President and Corporate Secretary


April 9, 1997

                                                   Equitable Resources, Inc.
[LOGO of ERI]                                      420 Boulevard of the Allies
                                                   Pittsburgh, PA  15219


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Frederick H. Abrew, Johanna G. O'Loughlin, and Audrey C. Moeller are, and each of them is, hereby appointed as proxies of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 23, 1997, at 10 a.m., in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of directors and FOR Item 2 and will vote in their discretion on such other matters that may properly come before the meeting.

A vote FOR the election of nominees listed on the reverse side includes discretionary authority to cumulate votes selectively among the nominees as to whom authority to vote has not been withheld and to vote for the substitution if any nominee becomes unavailable for election for any reason.

This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Item 2.

                 Please Sign and Date on the Reverse Side and
          Return the Proxy Card Promptly Using the Enclosed Envelope.


                             FOLD AND DETACH HERE



                             FOLD AND DETACH HERE


                                Ticket Request

If you plan to attend the Annual Meeting of Shareholders at 10 a.m. on Friday, May 23, 1997, to be held in the Union Trust Building, Two Mellon Bank Center -- 10th Floor, 501 Grant Street, Pittsburgh, Pennsylvania, this form may be used to request an admission card. Please fill in your name(s) and address and return the form promptly. The envelope provided for return of your proxy card should also be used to return this form. An admission card will be sent to you approximately two weeks prior to the meeting.

I/we plan to attend the meeting.

Name
          ---------------------------------------------------------------------
                                 Please Print

Address
          ---------------------------------------------------------------------


          ---------------------------------------------------------------------


City, State                                                 Zip Code
             ----------------------------------------------          ----------

                                                            Please mark
                                                           your votes as  |\/|
                                                            indicated in  |/\|
                                                            this example


        The Board of Directors recommends a vote FOR Item 1 and Item 2.
                 Mark only ONE box for each item listed below.


1.  Election of Directors

         FOR all           WITHHOLD
        nominees          AUTHORITY
     listed (except      to vote for
      as indicated)      all nominees
          [  ]               [  ]

Nominees:     E. Lawrence Keyes, Jr., Thomas A. McConomy and
              Malcolm M. Prine

Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below


------------------------------------------------------------------------


2.  Ratify Appointment of
    Ernst & Young LLP
    as Auditors

For    Against    Abstain

[ ]      [ ]        [ ]



Dated:                                , 1997
      --------------------------------


--------------------------------------------


--------------------------------------------
      Signature(s) of Shareholder(s)


Sign exactly as your name(s) appears hereon.
Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.


                             FOLD AND DETACH HERE



                             FOLD AND DETACH HERE




                                                   Equitable Resources, Inc.
[LOGO of ERI]                                      420 Boulevard of the Allies
                                                   Pittsburgh, PA  15219



Dear Shareholder:

     The 1997 Annual Meeting of Shareholders of Equitable Resources, Inc. will be held Friday, May 23, 1997, at 10 a.m., Eastern Daylight Time, in the Union Trust Building at Two Mellon Bank Center, 501 Grant Street, Pittsburgh, Pennsylvania. I cordially invite you to attend. Whether or not you plan to attend the meeting, your vote is important to us. Please detach the proxy card above, complete it and return it in the envelope provided.



                                     Sincerely,


                                     /s/ Frederick H. Abrew
                                     Frederick H. Abrew
                                     President and Chief Executive Officer